Contact:	Dan Yarbrough, Director of Investor Relations
704-948-2617
danyarbrough@orthofix.com

Orthofix Announces Third Quarter 2006 Results

•	$333 million acquisition of Blackstone Medical completed on Sept. 22, 2006
•	Third quarter sales, excluding Blackstone Medical, grew 10% from prior year to $83.4 million
•	Sales of spine stimulation products grew 15% compared with prior year
•	International sales improving, with 5% growth over prior year
•	Sales of long-bone stimulation products up 12% from Q3 2005
•	Reported loss was $1.17 per diluted share; adjusted net income was $0.52 per diluted share, excluding certain items including purchase accounting related to acquisition of Blackstone Medical, Inc.

HUNTERSVILLE, N.C., October 26, 2006- Orthofix International N.V., (NASDAQ:OFIX) (the Company) today announced that sales for the third quarter ended September 30, 2006 totaled $83.4 million, an increase of 10% over the $75.8 million reported during the same period in 2005. The impact of foreign currency on sales for the third quarter of 2006 was a positive $900,000.

Orthofix completed its acquisition of Blackstone Medical, Inc. (Blackstone) on September 22, 2006, and the Company’s reported third quarter results include the impact of purchase accounting and interest expense associated with the acquisition. However, Blackstone’s other operating results for the remaining five business days in the third quarter were not material, and have not been included in Orthofix’s reported third quarter results.

The reported net loss in the third quarter was $19.0 million, or a loss of $1.17 per diluted share, including the impact of items associated with the Blackstone acquisition and other items detailed in the reconciliation below. Excluding these items, adjusted net income was $8.6 million, or $0.52 per diluted share.

Net income in the third quarter of 2006 included $40.3 million ($23.8 million, net of tax, or $1.46 per diluted share) in non-operating, non-cash purchase accounting charges, substantially all of which related to purchased in-process research and development. Net income in the third quarter also included $771,000 ($501,000 net of tax, or $0.03 per diluted share) in interest expense associated with the acquisition of Blackstone, as well as the impact of a $4.7 million ($2.9 million, net of tax, or $0.18 per diluted share) accrual for the remaining contractual obligation related to the termination of a marketing services agreement with Medtronic Sofamor Danek (Danek). This agreement was mutually terminated by both parties subsequent to Orthofix’s announcement of the acquisition of Blackstone. The accrual represents the accelerated recognition of the reduced monthly marketing fee Orthofix is contractually obligated to pay Danek through April of 2007 as part of the termination provisions of the contract. Additionally, the Company recorded a $330,000 ($0.02 per share) tax provision related to the restructuring of its international operations discussed earlier this year.

Results in the third quarter of this year also included a charge of $1.3 million ($938,000 after taxes, or $0.06 cents per share) related to FAS 123R, a new accounting standard adopted in the first quarter of 2006 that revised the requirements of accounting for share-based compensation expense and the treasury method of calculating fully diluted shares outstanding.

Net income in the third quarter of 2005 was $46.0 million, or $2.81 per diluted share, including a net gain of $38.2 million, or $2.33 per diluted share, related to the settlement of litigation.

The table below presents a reconciliation between net income calculated in accordance with generally accepted accounting principles (GAAP) and a non-GAAP financial measure, referred to as “adjusted net income”, that excludes from net income the items specified in the table. Management believes it is important to provide investors with the same adjusted net income metric which it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations, facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies.

Reconciliation of Non-GAAP Performance Measure
	Q306		Q305
	($000's)	EPS	($000's)	EPS

Reported net income/(loss)	$(19,017)	$(1.17)	$46,000	$2.81

Specified Items:
Legal settlement proceeds, net of litigtion costs	---	---	$(38,200)	$(2.33)
Blackstone purchase accounting entries	$23,793	$1.46	---	---
Accelerated accrual of monthly Danek marketing fees	$2,944	$0.18	---	---
Taxes related to European restructuring	$330	$0.02	---	---
Interest expense on Blackstone debt	$501	$0.03	---	---

Adjusted net income	$8,551	$0.52	$7,800	$0.48

Adoption of FAS 123R, w/ impact of lower share count	$938	$0.06	---	---

Adjusted net income, excluding impact of FAS 123R	$9,489	$0.58	$7,800	$0.48

NOTE: Some calculations may be impacted by rounding

“Third quarter Orthofix results demonstrate consistent improvement in our core business segments” said CEO Alan Milinazzo. “It is particularly gratifying to see the international business begin to accelerate. Further, in the third quarter I am pleased to see continued strength in our stimulation franchise in combination with new product growth coming in functional bracing, and fixation products. Product launches and sales initiatives implemented earlier in the year are having the positive impact we anticipated on our organic businesses in multiple markets around the world. Additionally, the initial phase of the Blackstone integration process is producing encouraging results.”

The Company indicated that fourth quarter revenues, including the impact from the Blackstone acquisition, are expected to be between $114 and $118 million. Reported fourth quarter earnings are expected to be in the range of $0.39-$0.43 per diluted share. Additionally, non- GAAP cash earnings per share, excluding non-cash charges related to the Blackstone acquisition, are expected to be in the range of $0.51-$0.55 per diluted share.

Sales

Total third quarter sales in the Company’s spine sector grew 15% year-over-year, to $29.3 million, driven by increased demand in the U.S. for its lumbar and cervical stimulation products, which were up 16%.

Revenues from the reconstruction business increased seven percent, to $32.1 million, compared with the third quarter in the prior year. The growth was primarily the result of a 42% increase in external fixation sales, and continued significant market share gains driven by the new Fusion™ functional bracing lines at the Company’s Breg subsidiary. Also, other deformity correction devices recently introduced continue to generate healthy revenue growth in this sector.

Third quarter revenues in the trauma sector rose five percent year-over-year, to $15.8 million, due primarily to a 12% increase in sales of the Company’s Physio-Stim™ bone growth stimulator. Additionally, sales of recently launched internal fixation products increased more than 50%, to approximately $1 million, while revenues from external fixation devices, which had declined year-over-year in recent quarters, were flat in the third quarter.

Gross Margin

The gross margin percentage in the third quarter of 2006 expanded by 140 basis points year-over-year, to 74.8%, primarily as the result of the increase in sales of higher margin spine stimulation products and ongoing operational improvement initiatives.

Operating Expenses

Sales and marketing expenses as a percent of revenue decreased by 60 basis points to 37.9%, compared with the same period last year, excluding the impact of the acceleration of the recognition of the monthly fees associated with the termination of the Danek marketing agreement. This decrease was due mainly to the year-over-year increase in third quarter revenues, and was offset in part by stock-based compensation expense related to the adoption of FAS 123R.

General and administrative expenses increased to 14.1% of sales, compared with 11.1% in 2005, primarily due to higher stock-based compensation costs related to the adoption of FAS 123R, and an increase in corporate development and related expenses.

The research and development expense ratio increased by 10 basis points year-over-year, to 3.4% of total sales in the quarter, excluding the impact of $40.0 million in purchase accounting adjustments made to in-process R&D related to the Blackstone acquisition.

Other Income and Expenses

Orthofix reported net interest expense of $482,000 in the third quarter this year, compared with net interest expense of approximately $1.2 million last year. The decrease is a result of the comparison of a full quarter of interest expense related to debt on the balance sheet in 2005, versus interest expense for eight days in 2006 associated with the Blackstone acquisition.

The Company also reported other expenses of $508,000 in the third quarter of 2006, compared with other income totaling $40.9 million in the previous year. The expense in 2006 is primarily related to foreign currency exchange losses, and the income in 2005 included the proceeds from a legal settlement.

Conference Call

Orthofix will host a conference call today at 11:00 AM Eastern Time to discuss the Company’s earnings for the third quarter of 2006. Interested parties may access the conference call by dialing (800) 638-5439 in the U.S., and (617) 614-3945 outside the U.S., and entering the code 41443244. A replay of the call will be available for two weeks by dialing (888) 286-8010 in the U.S., and (617) 801-6888 outside the U.S., and entering the code 65447270.

About Orthofix

Orthofix International, N.V., a global diversified orthopedic products company, offers a broad line of minimally invasive surgical, and non-surgical, products for the Spine, Reconstruction, and Trauma market sectors that address the lifelong bone-and-joint health needs of patients of all ages-helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies including Kendall Healthcare. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationship with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

-  Financial tables follow -

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2006	2005	2006	2005

Net sales	$83,368	$75,812	249,219	$233,040
Cost of sales	21,007	20,193	63,665	61,864
Gross profit	62,361	55,619	185,554	171,176

Operating expenses
Sales and marketing	36,277	29,214	98,985	85,611
General and administrative	11,747	8,444	36,337	25,822
Research and development	42,865	2,516	48,550	8,323
Amortization	1,929	1,635	5,408	4,923
	92,818	41,809	189,280	124,679

Operating income	(30,457)	13,810	(3,726)	46,497

Interest income (expense), net	(482)	(1,160)	164	(3,721)
Other income/(loss), net	(508)	73	(753)	1,508
KCI settlement, net of litigation costs	0	40,860	1,093	40,355
Income before income tax	(31,447)	53,583	(3,222)	84,639

Income tax expense	12,430	(7,563)	5,179	(18,434)
Net income	$(19,017)	$46,020	1,957	$66,205

Net income per common share - basic	$(1.17)	$2.88	$0.12	$4.17

Net income per common share - diluted	$(1.17)	$2.81	$0.12	$4.07

Weighted average number of common shares outstanding - basic	16,193,086	15,986,599	16,084,388	15,881,902

Weighted average number of common shares outstanding - diluted	16,322,827	16,384,106	16,229,221	16,279,724

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, U.S. Dollars, in thousands)

	As of	As of
	September 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$37,114	$63,786
Restricted cash	19,524	13,762
Trade accounts receivable	102,248	80,745
Inventory	63,925	32,853
Deferred income taxes	5,405	4,511
Prepaid expenses and other	18,880	11,618
Total current assets	247,096	207,275

Securities and other investments	4,082	4,082
Property, plant and equipment, net	22,918	18,987
Intangible assets, net	607,920	240,323
Other long-term assets	16,287	3,194
Total assets	$898,303	$473,861

Liabilities and shareholders' equity
Current liabilities:
Bank borrowings	$3,109	$79
Current portion of long-term debt	3,301	15,187
Trade accounts payable	19,699	11,602
Other current liabilities	40,373	51,208
Total current liabilities	66,482	78,076

Long-term debt	326,868	21
Deferred income taxes	109,608	25,652
Other long-term liabilities	1,370	1,227
Total liabilities	504,328	104,976

Shareholders' equity
Common shares	1,633	1,602
Additional paid-in capital	122,867	106,746
	124,500	108,348
Retained earnings	257,432	255,475
Accumulated other comprehensive income	12,043	5,062
Total shareholders' equity	393,975	368,885

Total liabilities and shareholders' equity	$898,303	$473,861

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, U.S. Dollars, in thousands)

	For the nine months ended September 30,
	2006	2005

Net cash (used in) provided by operating activities	$(3,633)	$91,803

Cash flows from investing activities:
Investment in subsidiaries and affiliates	(336,808)	-
Capital expenditure	(6,769)	(8,928)
Change in restricted cash	(5,762)	2,985
Net cash used in investing activities	(349,339)	(5,943)

Cash flows from financing activities:
Net (repayment) proceeds of loans and borrowings	318,009	(24,060)
Proceeds from issuance of common stock	11,172	6,367
Payment of debt issuance costs	(5,708)	-
Tax benefit on non-qualified stock options	2,048	-
Net cash provided by (used in) financing activities	325,521	(17,693)

Effect of exchange rate changes on cash	779	(637)

Net (decrease) increase in cash and cash equivalents	(26,672)	67,530
Cash and cash equivalents at the beginning of the period	63,786	25,944
Cash and cash equivalents at the end of the period	$37,114	$93,474

Net sales by market sector for the periods ended September 30,
(In millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005	% Increase	2006	2005	% Increase

Orthopedic Products
Spine	$29.3	$25.4	15%	$86.8	$73.8	18%
Reconstruction	32.1	30.0	7%	96.9	94.3	3%
Trauma	15.8	15.0	5%	47.5	47.6	0%

Total Orthopedic	77.2	70.4	10%	231.2	215.7	7%

Non-Orthopedic	6.1	5.4	13%	18.0	17.3	4%

Total	$83.4	$75.8	10%	$249.2	$233.0	7%

Net sales by business segment for the periods ended September 30,
(In millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005	% Increase	2006	2005	% Increase

Americas Orthofix	$41.5	$35.9	16%	$122.3	$105.6	16%

Americas Breg	18.7	18.0	4%	55.9	53.3	5%

International Orthofix	23.1	21.9	5%	71.0	74.1	-4%

Total	$83.4	$75.8	10%	$249.2	$233.0	7%